Exhibit 99

Farmers & Merchants Bancorp Completes Acquisition of Bank of Rio Vista

Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, reported that on October 10, 2018, it completed its previously announced acquisition of Bank of Rio Vista, headquartered in Rio Vista, California.

Farmers & Merchants Bancorp’s Chairman, President and CEO Kent Steinwert said, “We are pleased to announce that Bank of Rio Vista is now part of F&M Bank. We believe this transaction will benefit clients of both banks, as well as the local delta and river communities. Our new clients will receive a broader array of sophisticated banking products while receiving F&M Bank’s community banking style of service.  Both banks share a passion for supporting the communities in which they operate, and we look forward to continuing that commitment.  The acquisition provides F&M Bank entry into both Rio Vista and Walnut Grove, while enhancing our market share in Lodi.”

Mr. Steinwert continued, “We are also pleased to announce that Craig James, a current member of the Bank of Rio Vista Board of Directors has been elected to join the Board of Farmers & Merchants Bank.  Craig is very active in the Rio Vista and surrounding communities and will be a great addition to F&M Bank’s Board.  We will also be establishing an advisory Board for the Rio Vista market area, which may include representation from former Bank of Rio Vista directors.”

In the transaction, the shareholders of Bank of Rio Vista owning 2,414 shares, or 60.35% of the outstanding common shares, received $28.7 million in cash. Over the past year, Farmers & Merchants Bancorp acquired 1,586, or 39.65%, of the outstanding common shares of Bank of Rio Vista for $12.0 million.  As a result, the total price paid for all common shares of Bank of Rio Vista is $40.7 million, or approximately 1.5 times Bank of Rio Vista’s September 30, 2018 book value.  Farmers & Merchants Bancorp expects the acquisition to be accretive to earnings in 2019, the first full year of combined operations.

After the acquisition, Farmers & Merchants Bancorp has approximately $3.4 billion in total assets, with 30 locations serving California’s Central Valley and San Francisco East Bay Area regions.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 30 convenient locations. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 83 consecutive years and we have increased dividends for 53 consecutive years.  As a result, we are a member of a select group of only 25 publicly traded companies referred to as “Dividend Kings.”  For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements in this press release or on other public statements or filings concerning the benefits of the transaction involving Farmers & Merchants Bancorp and Bank of Rio Vista, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts, including future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on merger-related issues; and other risks that are described in Farmers & Merchants Bancorp’s public filings with the Securities and Exchange Commission. Additional information on these and other factors that could affect our financial results are included in our Securities and Exchange Commission filings, including Farmers & Merchants Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein or in our other public statements or filings to reflect future events or developments.

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